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                                                                  Exhibit 10.2

                        EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (this "Agreement") is made as of the 1st day of July, 2006 by and between Mymetics Corporation, a Delaware corporation (the "Company"), and Ernst Luebke, a natural person, residing in Switzerland ("Executive").

      WHEREAS, Executive has been acting as the Company's Chief Financial Officer under an informal agreement since August 1, 2003 and;

      WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer and Executive wishes to accept such employment and;

      WHEREAS, the Company and Executive wish to set forth the terms of Executive's employment and certain additional agreements between Executive and the Company.

      NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1. Employment Period

                  The Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement commencing July 1st, 2006 (the "Commencement Date") for a term of five (5) years unless earlier terminated under Section 4 hereof (the "Initial Term"). Notwithstanding anything to the contrary contained in the preceding sentence, this Agreement shall be automatically renewed for successive one-year terms (each such one-year term a "Renewal Term"), unless sooner terminated in accordance with the provisions of
Section 4 hereof, or unless either party gives to the other party written notice of intent not to renew the Agreement at least sixty (60) days prior to the end of the Initial Term or any Renewal Term. The period of time between the Commencement Date as defined above and the termination date of Executive's employment as defined in section 4 hereunder shall be referred to herein as the "Employment Period".

2. Duties and Status

                  The Company hereby engages Executive as its Chief Financial Officer on the terms and conditions set forth in this Agreement, including the terms and conditions of the Employee Proprietary Information, Inventions, and Non-Competition Agreement attached hereto as Exhibit A and incorporated herein (the "Non-Disclosure Agreement"). During the term of the Employment Period, Executive shall report directly to the Board of Directors of the Company (the "Board") and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive's position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company.

3. Compensation and Benefits

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(a) Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary of (euro)18,000 per month, payable monthly or as frequently as the Company's cash flow allows.

(b) Cash Bonuses. Executive shall be entitled to cash bonuses equal to 3% of all payments to be received from industrial partners with whom the Company will sign a partnership, a sale or a licensing agreement in relation to its current technology. Such payments shall be made on an ongoing basis during the Employment Period and the Severance Period as defined under section 5(a)(i)(A).

(c) Other Bonus. During the Employment Period, Executive shall be entitled to discretionary bonuses in the form of shares of the Company's common stock as decided from time to time by the Compensation Committee of the Board of Directors, based on Executive's contribution to the Company's success.

(d) Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, twenty five (25) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company's vacation pay policy for senior executives.

(e) Business Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, including telecommunications expenses and travel expenses.

4. Termination of Employment

(a) Termination for Cause. The Company may terminate Executive's employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive's employment hereunder if such termination shall be the result of:

(i) a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii) the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii) substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(iv) the commission and indictment by Executive of any crime involving moral turpitude or a felony; and

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(v) Executive's performance or omission of any act which, in the judgment of the
Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company.

(b) Termination for Good Reason. Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i) The Company's material breach of this Agreement; or

(ii) A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(iii) A change of control of the Company's Board of Directors, up to 12 months after such change has taken place.

(iv) Board decisions which, in the view of Executive, are likely to jeopardize past and/or potential future company products.

(v) Lack of recognition or credits for work accomplished by Executive.

(c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Executive's employment for Cause and Executive's right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d) Voluntary Termination. Executive, at his election, may terminate his employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by the Board of Directors of the Company if Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive's absence due to the disability or (ii) nine (9) months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give ninety (90) days' advance written notice to that effect to Executive.

(f) Termination Without Cause. The Company, at its election, may terminate Executive's employment otherwise than for Cause, upon not less than ninety (90) days written notice of termination.

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5. Consequences of Termination

(a) Without Cause or for Good Reason. In the event of a termination of Executive's employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Executive for Good Reason pursuant to
Section 4(b) the Company shall pay Executive (or his estate) and provide him with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

(i) Lump-Sum Payment. A lump-sum cash payment, payable ten (10) days after Executive's termination of employment, equal to the sum of the following:

(A) Salary. The equivalent of the greater of (i) twenty four (24) months or (ii) the remaining term of the Agreement (the "Severance Period") of Executive's then-current base salary; plus

(B) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive's final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive's termination of employment.

(ii) Bonuses. Executive (or his estate) shall be entitled to the bonuses defined under section 3(b) until the end of the partnership, sale or license agreement under which they were earned.

(iii) Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this
Section 5(a)(ii).

(b) Other Termination of Employment. In the event that Executive's employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary and bonus through Executive's final date of employment with the Company, plus one month salary per year of employment (including the initial period under an informal agreement with the Board of Directors), plus the bonuses defined under section 3(b) which shall remain due to Executive or his estate until the end of the partnership, sale or license agreement under which they were earned.

(c) Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

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(d) No Other Obligations. The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements.
Except for the obligations of the Company provided by the foregoing and this
Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e) No Mitigation or Offset. Executive shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this
Section 5 except as provided in Section 5(a)(ii).

6. Governing Law

                  This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

7. Indemnity and Insurance

                  The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

                  The Company shall provide that Executive is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

8. Cooperation with the Company After Termination of Employment

                  Following termination of Executive's employment for any reason, Executive shall fully cooperate with the Company, unless Executive has already started new professional activities under non-competition agreement that limits the cooperation, term employed under in all matters relating to the winding up of Executive's pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

9. Notice

                  All notices, requests and other communications pursuant to this Agreement shall be sent by registered mail to the

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following addresses:

      If to Executive:

           Ernst Luebke
           ***

      If to the Company:

           Mymetics Corporation
           14, rue de la Colombiere,
           1260 Nyon, Switzerland
           Attn:  Christian Rochet, President and CEO
           Phone: 011-41-22-363-13-10
           Fax:   011-41-22-363-13-11

10. Waiver of Breach

            Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

11. Non-Assignment / Successors

            Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

12. Severability

            To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13. Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but

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all of which together will constitute one and the same instrument.

14. Arbitration

            Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to (euro)50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than (euro)50,000, the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association ("AAA") in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15. Entire Agreement

            This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of July 1, 2006.

ERNST LUEBKE                             MYMETICS CORPORATION

/s/ Ernst Luebke                        /s/ Christian Rochet
-----------------                       ---------------------------
                                        By:    Christian J.-F. Rochet
                                        Its:   Chief Executive Officer

                                        /s/ Ernst Luebke
                                        ---------------------------
                                        By:    Ernst Luebke
                                        Its:   Chief Financial Officer

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                                  EXHIBIT A

Employee Proprietary Information, Inventions, and Non-Competition Agreement

                                (See attached)